UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
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                              NEXTEL PARTNERS, INC.
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                (Name of Registrant as Specified in Its Charter)

                                       N/A
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      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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        pursuant to Exchange Act Rule 0-11. (Set forth the amount on which
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                             DISPUTE RESOLUTION Q&A

WHAT TYPE OF NOTICE WAS SENT TO NEXTEL COMMUNICATIONS AND NEXTEL WIP?

     Nextel Partners has sent Nextel Communications and Nextel WIP (a subsidiary of Nextel Communications) a notice under our Joint Venture Agreement asserting that they have not complied with several of their obligations under that Agreement and related agreements. This notice is the first step in the dispute resolution process set forth in the Joint Venture Agreement.

WHAT ARE THE BASIC ALLEGATIONS?

     After the announcement of the Sprint Corporation - Nextel Communications merger, members of our management team have sought to discuss post-closing integration issues involving Nextel Communications, Sprint and us, and to monitor compliance by Nextel Communications and Nextel WIP with their obligations under the Joint Venture Agreement and other agreements between the companies. Despite our efforts, we do not believe that they have complied with their obligations under these agreements.

     In particular, the changes that Nextel Communications and Sprint recently announced they are planning to make with respect to branding after the close of the Sprint-Nextel Communications merger would violate the Joint Venture Agreement if we cannot use the same brand identity that Nextel Communications will use after the merger, i.e., the Sprint brand.

     We have also recently learned that Nextel Communications intends to make changes with respect to marketing to national accounts and other operating matters that we believe would also violate our Joint Venture Agreement.

     In addition, we are seeking information to determine whether Nextel Communications and Sprint's post-merger plans would violate our exclusivity rights under the Joint Venture Agreement. Our exclusivity rights preclude Nextel Communications from offering certain wireless services in our territory, including wireless services (1) offered under the trademarks that we license from Nextel Communications, (2) that involve the use of iDEN or other digital technology with respect to 800 MHz frequencies, or
     (3) that "offer interconnection with landline telecommunications providers."

     Finally, we do not believe that Nextel Communications and Nextel WIP have complied with their obligation to permit us to participate in and contribute to discussions regarding a variety of operational matters, including branding, marketing, pricing and national accounts.

WHY HAVE YOU ALSO FILED A LAWSUIT?

     In the lawsuit, we are asking the court to issue an injunction to preserve the status quo pending the outcome of the dispute resolution process. Essentially, we are asking the court to prevent Nextel Communications and Nextel WIP from engaging or continuing to engage in actions that would breach the Joint Venture Agreement and cause us harm while we go through the dispute resolution process contemplated by the Joint Venture Agreement. For example, we are asking that the court order Nextel Communications not to make any change in its brand identity, unless and until we can make the same change at the same time as provided under the Joint Venture Agreement.

ARE YOU SEEKING TO STOP THE SPRINT-NEXTEL COMMUNICATIONS MERGER?

     No, we are not seeking to stop the merger.

WHAT ARE THE NEXT STEPS?

     We intend to continue to seek to resolve these issues with Nextel Communications. Nextel Communications and we have experienced a successful six-year relationship. We certainly hope that this cooperative history can continue and believe that it is in all the parties' interests to work together productively. But with the Sprint-Nextel Communications merger closing in the foreseeable future, we did not believe we could wait any longer, and we intend to pursue our rights vigorously in the dispute resolution process and court proceeding.

WHAT IS THE PROCESS FOR THE DISPUTE RESOLUTION?

     The Joint Venture Agreement contemplates a period of about 37 days for the companies to try to resolve the issues consensually, after which either party may seek an arbitration to resolve the dispute. We have been trying, so far unsuccessfully, to resolve these issues consensually with Nextel Communications, so we have asked them to agree to go straight to arbitration. The lawsuit we have filed seeks an injunction to preserve the status quo pending the outcome of the arbitration.

WHEN WILL THE DISPUTE RESOLUTION PROCESS BE COMPLETED?

     We cannot predict the timing of the court proceedings or the dispute resolution process. We have asked for a court hearing with respect to our motion for an injunction to preserve the status quo, but it will be up to the court to schedule the hearing.


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WHY DID YOU SEND THIS NOTICE?

     We felt that it was important for us to do everything we can to protect the company and its shareholders in the context of the pending Sprint - Nextel Communications merger.

WON'T THE COMPANY BE SOLD IN ANY EVENT?

     While our Special Committee of the Board is recommending that our shareholders exercise the put right contained in our charter following the merger, we believe it is our obligation, pending the outcome of the put process, to defend the interests and rights of our company, our shareholders, and our customers.

HOW DOES THIS AFFECT THE PUT RIGHT FOR YOUR CLASS A SHAREHOLDERS?

     The notice of breach and the dispute resolution process are governed by different provisions of our agreements than those that govern the put process. The dispute notice and the pending court proceeding do not change the time frame contemplated by the put process.

IF NEXTEL COMMUNICATIONS AND NEXTEL WIP TAKE ACTIONS THAT HARM YOUR BUSINESS, HOW WILL THAT AFFECT THE VALUATION OF YOUR COMPANY FOR PURPOSES OF THE PUT?

     Of course, we are initiating the dispute resolution process and the lawsuit to prevent Nextel Communications and Nextel WIP from taking actions that would harm our business. But to the extent they do take actions that harm our business, we do not believe that can or should be taken into account in the valuation under the put process.

WHY DO YOU BELIEVE THAT ANY HARM TO YOUR BUSINESS FROM NEXTEL COMMUNICATIONS' AND NEXTEL WIP'S ACTIONS CANNOT BE TAKEN INTO ACCOUNT IN THE PUT VALUATION?

     There are a number of reasons and we are not going to try to describe all of them at this point. But the reasons include:

     o it is a fundamental principle that a party to a contract cannot benefit from its breach of the contract;

     o as we describe in our preliminary proxy materials, the put right was a basic part of the formation of our company. Its purpose was to give our shareholders the option to exit their investment on a change of control of Nextel Communications, recognizing that such a change of control could alter our relationship with Nextel Communications. It would be inconsistent with the fundamental purpose of the put - to protect against any adverse consequences that a change of control might have on our relationship with Nextel Communications - if any adverse consequences from the change of control were taken into account in the put valuation;


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     o   there are a number of specific provisions in the definition of fair market value that we believe are relevant to this issue, such as the provisions that "there will be no discount or premium included in any valuation" due to the facts that we obtain some of our rights, assets and services from Nextel Communications, that Nextel Communications has and may exercise certain aspects of control over our business, or that there may be few potential buyers for us due to any real or perceived control by Nextel Communications or due to the fact that only Nextel Communications has an identical technology platform. In other words, none of these facts may be taken into account in the valuation.


                           FORWARD LOOKING STATEMENTS

          "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this document that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners' growth strategies and future financial and operating results. The words "believe," "expect," "intend," "estimate," "assume" and "anticipate," variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners' actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners' current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs, uncertainties relating to the Sprint-Nextel Communications merger and those additional factors that are described from time to time in Nextel Partners' reports filed with the SEC, including Nextel Partners' annual report on Form 10-K for the year ended December 31, 2004 and its subsequent quarterly filing on Form 10-Q. This document speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

          In connection with the put right which could arise in connection with the proposed Sprint Corporation - Nextel Communications, Inc. merger transaction, Nextel Partners, Inc. has filed and will be filing proxy statements and other materials with the Securities and Exchange Commission. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEXTEL PARTNERS, INC. AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the SEC concerning Nextel Partners, Inc. at the SEC's website at http://www.sec.gov. Free copies of Nextel Partners, Inc.'s SEC filings are also available on Nextel Partners, Inc.'s website at http://www.nextelpartners.com. These materials and other documents may also be obtained for free from: Nextel Partners, Inc at Nextel Partners, Inc., 4500 Carillon Point, Kirkland, WA 98033, Attn: Investor Relations.

                        PARTICIPANTS IN THE SOLICITATION

          Nextel Partners, Inc. and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Nextel Partners, Inc.'s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Nextel Partners, Inc. is included in its definitive


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


proxy statement for its 2005 Annual Meeting filed with the SEC on April 8, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.


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